UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)
April 30, 2019
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Zscaler, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-38413 (Commission File Number)	26-1173892 (I.R.S. Employer Identification Number)
110 Rose Orchard Way San Jose, California 95134
(Address of principal executive offices and zip code)
(408) 533-0288
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On April 30, 2019, Zscaler, Inc. (the "Company") obtained the consent of the landlord to the sublease between the Company and Micron Technology, Inc. ("Micron"), dated March 26, 2019 (the "Sublease"). The effectiveness of the Sublease was conditioned upon obtaining the consent of the landlord.

The property subject to the Sublease is located at 120 Holger Way, San Jose, California and consists of up to approximately 172,000 square feet of rentable space (the "Subleased Premises"). The Company will initially occupy approximately 69,000 square feet of the Subleased Premises, with the remainder of the Subleased Premises to be occupied in phases over the term of the Sublease.

The term of the Sublease commences on October 1, 2019, with full occupancy occurring in October 2025. The Sublease terminates on September 30, 2026. The total base rent through the end of the term of the Sublease is approximately $39.1 million. In addition to the base rent, the Company will also be responsible for its pro rata portion of operating and other expenses.

The above description of the Sublease does not purport to be complete and is qualified in its entirety by reference to the Sublease, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ended April 30, 2019.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zscaler, Inc.

May 3, 2019	/s/	Remo Canessa
Remo Canessa
Chief Financial Officer